Exhibit M-4

[Hwang Mok Park P.C. Letterhead]

May 18, 2015

The Korea Development Bank

14, Eunhaeng-ro

Youngdeungpo-gu, Seoul

Republic of Korea

Ladies and Gentlemen:

We have acted as Korean counsel for The Korea Development Bank (the “Bank”), a statutory juridical entity duly established pursuant to The Korea Development Bank Act of 1953, as amended (the “KDB Act”) and validly existing under the laws of the Republic of Korea (“Korea”), in connection with the Bank’s offering pursuant to a registration statement (file number: 333-203739) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of US$500,000,000 2.25% Notes due 2020 (the “Notes”) to be issued under the Fiscal Agency Agreement dated February 15, 1991, as amended by Amendment No. 1 thereto dated as of June 25, 2004, and made by the Bank and the fiscal agent named therein (the “Fiscal Agency Agreement”).

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Bank.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

(a)	the Registration Statement;

(b)	the Prospectus dated May 7, 2015 as supplemented by the Prospectus Supplement dated May 11, 2015 relating to the Notes (collectively, the “Prospectus”);

(c)	an executed copy of the Fiscal Agency Agreement;

(d)	a copy of the executed Notes in global form;

(e)	a copy of the portion of the board of directors’ approval for the Bank’s fiscal year 2015 budgets as of December 5, 2014 including foreign currency denominated securities;

(f)	copies of the articles of incorporation, the commercial registry extracts and the corporate seal certificate of the Chairman and CEO of the Bank;

(g)	a copy of relevant page of the internal regulation on the delegation of authority of the Bank;

(h)	a copy of the internal approval granted by the Chairman and CEO of the Bank on May 7, 2015 authorizing the issue of the Notes;

(i)	a copy of the internal approval of the Bank for the execution and delivery of the Fiscal Agency Agreement;

(j)	copies of specimen signatures of the authorized signatories of the Bank; and

(k)	a copy of the report submitted to and accepted by the Ministry of Strategy and Finance as of May 8, 2015 regarding the issuance of the Notes by the Bank.

As to any other matters of fact material to the opinion expressed herein, we have made no independent inquiry and have relied solely upon the certificates or oral or written statements of officers and other representatives of the Bank.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon, nor do we express any opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

(a)	The Bank is a statutory juridical entity duly established under the KDB Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

(b)	The Fiscal Agency Agreement has been duly authorized and executed by the Bank;

(c)	The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

(d)	The Notes have been duly authorized, executed, issued and delivered by the Bank and constitute valid, binding and enforceable obligations of the Bank.

Our opinion is subject to the following reservations and qualifications that enforcement may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Bank pursuant to the laws of Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights and (ii) the general principles of good morals and public order as provided in the Civil Code of Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Yours faithfully,

/s/ Hwang Mok Park P.C.
Hwang Mok Park P.C.

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